Exhibit 10.4

THIRD AMENDMENT TO CREDIT AGREEMENT

This Third Amendment to Credit Agreement (this “Third Amendment”) is made as of this 17th day of November, 2011 by and among:

TUESDAY MORNING, INC., a Texas corporation, for itself and as agent (in such capacity, the “Lead Borrower”) for the other Borrowers party hereto;

the BORROWERS party hereto;

the GUARANTORS party hereto;

the LENDERS party hereto; and

BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer;

in consideration of the mutual covenants herein contained and benefits to be derived herefrom.

W I T N E S S E T H:

WHEREAS, reference is made to that certain Credit Agreement, dated as of December 15, 2008 (as amended, amended and restated, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”), by and among (i) the Borrowers, (ii) the Guarantors, (iii) the Lenders party thereto (the “Lenders”), and (iv) Bank of America, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer; and

WHEREAS, the parties hereto have agreed to amend certain provisions of the Credit Agreement as set forth herein.

NOW, THEREFORE, it is hereby agreed as follows:

1.                                       Definitions.  All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

2.                                       Amendments to Article I of Credit Agreement.  The provisions of Article I of the Credit Agreement are hereby amended as follows:

(a)                                  By amending the definition of “Accelerated Borrowing Base Delivery Event” set forth therein by deleting the phrase “Borrowing Base” in its entirety therefrom and substituting in its stead the phrase “Loan Cap”.

(b)                                 By deleting the definition of “Adjustment Date” in its entirety therefrom and substituting in its stead the following new definition:

“Adjustment Date” means the first day of each Fiscal Quarter, provided that the first Adjustment Date after the Third Amendment Effective Date shall be February 1, 2012.

(c)                                  By deleting the definition of “Applicable Margin” in its entirety therefrom and substituting in its stead the following new definition:

“Applicable Margin” means:

(a)                                  From and after the Third Amendment Effective Date until the first Adjustment Date thereafter, the percentages set forth in Level II of the pricing grid below, unless Average Daily Availability does not support the requirements of Level II or lower, in which event the Applicable Margin will be set at Level III.  In no event shall the Applicable Margin be set at Level I prior to the first Adjustment Date following the Third Amendment Effective Date (even if the Average Daily Availability requirements for Level I have been met); and

(b)                                 From and after the first Adjustment Date following the Third Amendment Effective Date, the Applicable Margin shall be determined from the following pricing grid based upon the Average Daily Availability for the most recent Fiscal Quarter ended immediately preceding such Adjustment Date; provided, however, that notwithstanding anything to the contrary set forth herein, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the direction of the Required Lenders shall, immediately increase the Applicable Margin to that set forth in Level III (even if the Average Daily Availability requirements for a different Level have been met); provided further that, if any Borrowing Base Certificate delivered pursuant to Section 6.02(b) of this Agreement is at any time restated or otherwise revised, or if the information set forth in any such Borrowing Base Certificate otherwise proves to be false or incorrect such that the Applicable Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any applicable periods and shall be due and payable on demand.

Level	Average Daily Availability	LIBO Applicable Margin	Prime Rate Applicable Margin

I	Greater than $150,000,000	1.75%	0.75%

II	Less than or equal to $150,000,000 but greater than $75,000,000	2.00%	1.00%

III	Less than or equal to $75,000,000	2.25%	1.25%

The Average Daily Availability requirements set forth in this definition may be modified by the Administrative Agent in its reasonable discretion in the event that the Aggregate Commitments are increased pursuant to the terms of Section 2.15 or decreased pursuant to the terms of Section 2.06, in each case, in order to preserve the original intent of such requirements.

(d)                                 By deleting the definition of “Availability Condition” in its entirety therefrom and substituting in its stead the following new definition:

“Availability Condition” means at the time of determination with respect to any specified transaction or payment, Availability for the three months immediately preceding, and on a pro forma basis for the six months immediately following, and after giving effect to, such transaction or payment was, and is projected to be, equal to or greater than an amount equal to fifteen percent (15%) of the Aggregate Commitments.

(e)                                  By deleting the definition of “Borrowing Base” in its entirety therefrom and substituting in its stead the following new definition:

“Borrowing Base” means, at any time of calculation, an amount equal to:

(a)                                  the face amount of Eligible Credit Card Receivables multiplied by the Credit Card Advance Rate;

plus

(b)                                 the Cost of Eligible Inventory, net of Inventory Reserves, multiplied by the Appraisal Percentage of the Appraised Value of Eligible Inventory;

plus

(c)                                  with respect to any Eligible Letter of Credit, the Cost of the Inventory supported by such Eligible Letter of Credit, net of Inventory Reserves, multiplied by the Appraisal Percentage of the Appraised Value of the Inventory supported by such Eligible Letter of Credit;

plus

(d)                                 ninety-eight percent (98%) of all Eligible Cash on Hand, provided that Eligible Cash on Hand included in the Borrowing Base may not be withdrawn from the Blocked Account in which it is maintained, thereby reducing the Borrowing Base, unless and until the Lead Borrower furnishes the Administrative Agent with (i) a request for such proposed withdrawal and written instructions designating the account to which the Lead Borrower would like the withdrawn funds to be transferred and (ii) a Borrowing Base Certificate as of the date of such proposed withdrawal reflecting that, after giving effect to such withdrawal, no Overadvance will result;

Minus, without duplication,

(e)                                  the then amount of all Availability Reserves.

(f)                                    By deleting the definition of “Cash Dominion Event” in its entirety therefrom and substituting in its stead the following new definition:

“Cash Dominion Event” means either (a) the occurrence and continuance of any Event of Default, or (b) the failure of the Borrowers to maintain Availability for five (5) consecutive Business Days equal to or greater than the greater of (i) twelve and one-half percent (12.5%) of the Loan Cap, and (ii) $17,500,000.  For purposes of this Agreement, the occurrence of a Cash Dominion Event shall be deemed continuing, (x) so long as such Event of Default has not been waived, and/or (y) if such Cash Dominion Event arises as a result of the Borrowers’ failure to maintain Availability as required hereunder, until either (A) Availability is equal to or greater than the greater of (i) twelve and one-half percent (12.5%) of the Loan Cap, and (ii) $17,500,000 for sixty (60) consecutive calendar days or (B) (1) Availability is equal to or greater than the greater of (i) twelve and one-half percent (12.5%) of the Loan Cap, and (ii) $17,500,000 for thirty (30) consecutive calendar days and (2) the Borrowers have provided evidence reasonably satisfactory to the Administrative Agent that Availability, on a pro forma basis for the twelve months following the discontinuance of such Cash Dominion Event, is projected to be equal to or greater than fifteen percent (15%) of the Loan Cap, in which case such Cash Dominion Event shall no longer be deemed to be continuing for purposes of this Agreement; provided that a Cash Dominion Event shall be deemed continuing (even if an Event of Default is no longer continuing and/or the conditions specified in clause (y) of this definition have been satisfied)

at all times after a Cash Dominion Event has occurred and been discontinued on two (2) occasions after the Closing Date.  The termination of a Cash Dominion Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Cash Dominion Event in the event that the conditions set forth in this definition again arise.

(g)                                 By deleting the definition of “Credit Card Advance Rate” in its entirety therefrom and substituting in its stead the following new definition:

“Credit Card Advance Rate” means 90%.

(h)                                 By deleting the definition of “Deteriorating Lender” in its entirety therefrom and substituting in its stead the following new definition:

“Deteriorating Lender” means any Defaulting Lender or any Lender as to which (a) the L/C Issuer, the Administrative Agent or the Swing Line Lender believes in good faith that such Lender has defaulted in fulfilling its obligations under one or more other syndicated credit facilities, or (b) a Person that Controls such Lender has been deemed insolvent by the L/C Issuer, the Administrative Agent or the Swing Line Lender or become the subject of any proceeding under any Debtor Relief Law.

(i)                                     By deleting the definition of “Fee Letter” in its entirety therefrom and substituting in its stead the following new definition:

“Fee Letter” means the letter agreement, dated October 7, 2011, among the Borrowers, the Administrative Agent and MLPFS.

(j)                                     By deleting the definition of “Maturity Date” in its entirety therefrom and substituting in its stead the following new definition:

“Maturity Date” means November 17, 2016.

(k)                                  By deleting the definition of “Measurement Period” in its entirety therefrom and substituting in its stead the following new definition:

“Measurement Period” means, at any date of determination, the most recently completed twelve months of the Parent.

(l)                                     By deleting the definition of “Payment Conditions” in its entirety therefrom and substituting in its stead the following new definition:

“Payment Conditions” means, at the time of determination with respect to any specified transaction or payment, that (a) no Default or Event of Default then exists or would arise as a result of the entering into of such transaction or the making of such payment, and (b) the Availability Condition has been satisfied and the Consolidated Fixed Charge Coverage Ratio, as calculated on a trailing twelve months basis and as projected on a pro-forma basis for the twelve months following such transaction or payment, will be equal to or greater than 1.00:1.00.  Prior to undertaking any transaction or making any payment which is subject to the Payment Conditions, the Loan Parties shall deliver to the Administrative Agent evidence of satisfaction of the conditions contained in clause (b) above on a basis (including, without limitation, giving due consideration to results for prior periods) reasonably satisfactory to the Administrative Agent.

(m)                               By amending the definition of “Permitted Acquisition” by deleting the phrase “Availability Condition” from clause (j) thereof in its entirety and substituting the phrase “Payment Conditions” in its stead.

(n)                                 By amending the definition of “Permitted Encumbrances” by deleting the phrase “permitted under” from clause (m) thereof in its entirety and substituting the phrase “not prohibited under” in its stead.

(o)                                 By amending the definition of “Permitted Investments” by deleting the phrase “Closing Date” from clause (f) thereof in its entirety and substituting the phrase “Third Amendment Effective Date” in its stead.

(p)                                 By adding the following new definitions thereto in appropriate alphabetical order:

“Adjusted Availability Condition” means at the time of determination with respect to any specified Restricted Payment, Availability for the three months immediately preceding, and on a pro forma basis for the six months immediately following, and after giving effect to, such Restricted Payment was, and is projected to be, equal to or greater than an amount equal to seventeen and one-half percent (17.5%) of the Aggregate Commitments.

“Adjusted Payment Conditions” means, at the time of determination with respect to any specified Restricted Payment, that (a) no Default or Event of Default then exists or would arise as a result of the making of such Restricted Payment, and (b) the Adjusted Availability Condition has been satisfied and the Consolidated Fixed Charge Coverage Ratio, as calculated on a trailing twelve months basis and as projected on a pro-forma basis for the twelve months following the making of such Restricted Payment, will be equal to or greater than (i) if such Restricted Payment is made at any time during the period commencing on the Third Amendment Effective Date and ending on the first anniversary of such date, 1.00:1.00, or (ii) if such Restricted Payment is made at any time following the first anniversary of the Third Amendment Effective Date, 1.10:1.00.  Prior to undertaking any Restricted Payment which is subject to the Adjusted Payment Conditions, the Loan Parties shall deliver to the Administrative Agent evidence of satisfaction of the conditions contained in clause (b) above on a basis (including, without limitation, giving due consideration to results for prior periods) reasonably satisfactory to the Administrative Agent.

“MLPFS” means Merrill Lynch, Pierce, Fenner & Smith Incorporated and its successors.

“Third Amendment Effective Date” means November 17, 2011.

(q)                                 By deleting the definitions of “Clean-down Period”, “Early Termination Fee” and “Inventory Advance Rate” in their entirety therefrom.

3.                                       Amendments to Article II of Credit Agreement.  The provisions of Article II of the Credit Agreement are hereby amended as follows:

(a)                                  By amending Section 2.04 thereof by adding the following at the end of such Section:

The Swing Line Lender shall have all of the benefits and immunities (A) provided to the Agents in Article IX with respect to any acts taken or omissions suffered by the Swing Line Lender in connection with Swing Line Loans made by it or proposed to be made by it as if the term “Agents” as used in Article IX included the Swing Line Lender with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Swing Line Lender.

(b)                                 By deleting clause (d) of Section 2.05 thereof in its entirety and substituting in its stead the following new clause (d):

(d)                                 [Reserved.]

(c)                                  By amending the provisions of clause (c) of Section 2.06 thereof by deleting the phrase “, Early Termination Fees” in its entirety therefrom.

(d)                                 By amending the provisions of Section 2.09 thereof as follows:

(i)                                     By deleting clause (a) thereof in its entirety and substituting in its stead the following new clause (a):

(a) Commitment Fee.  The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee (the “Commitment Fee”) based upon the average daily outstanding Credit Extensions (excluding Swing Line Loans) for the most recent Fiscal Quarter ended immediately preceding the applicable payment date equal to three-eighths of one percent

(0.375%) times the actual daily amount by which the Aggregate Commitments exceed the Total Outstandings.  The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable monthly in arrears on the last Business Day of each calendar month, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period; provided that any Commitment Fee accrued with respect to the Commitment of a Defaulting Lender during the period prior to the time that such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrowers so long as such Lender shall remain a Defaulting Lender, except to the extent that such Commitment Fee shall otherwise have been due and payable by the Borrowers prior to such time; provided further that no Commitment Fee shall accrue on the Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(ii)                                  By deleting clause (b) thereof in its entirety and substituting in its stead the following new clause (b):

(b)                                 [Reserved.]

(e)                                  By amending the provisions of Section 2.15 thereof as follows:

(i)                                     By amending the first sentence of clause (a) thereof by adding thereto the phrase “From and after the Third Amendment Effective Date,” immediately prior to the phrase “provided no Default or Event of Default then exists or would arise therefrom,”.

(ii)                                  By deleting clause (f) thereof in its entirety and substituting in its stead the following new clause (f):

(f)                                    [Reserved.]

4.                                       Amendments to Article V of Credit Agreement.  The provisions of Article V of the Credit Agreement are hereby amended as follows:

(a)                                  By amending the provisions of Section 5.21 thereof by deleting each reference to the phrase “Closing Date” set forth therein and substituting in its stead the phrase “Third Amendment Effective Date”.

(b)                                 By amending the provisions of Section 5.24 thereof by deleting each reference to the phrase “Closing Date” set forth therein and substituting in its stead the phrase “Third Amendment Effective Date”.

5.                                       Amendments to Article VI of Credit Agreement.  The provisions of Section 6.10 of the Credit Agreement are hereby amended by deleting the phrase “fifty percent (50%)” from the third sentence of clause (b) thereof in its entirety and substituting the phrase “forty percent (40%)” in its stead.

6.                                       Amendments to Article VII of Credit Agreement.  The provisions of Article VII of the Credit Agreement are hereby amended as follows:

(a)                                  By amending the provisions of Section 7.06 thereof by deleting in its entirety the phrase “Payment Conditions” from each of clauses (c) and (d) thereof and substituting the phrase “Adjusted Payment Conditions” in its stead in each such clause.

(b)                                 By deleting Sections 7.15 and 7.16 in their entirety therefrom and substituting in their stead the following new Section 7.15:

7.15                           Financial Covenant.  The Borrower shall at all times maintain Availability of not less than the greater of (i) ten percent (10%) of the Loan Cap and (ii) $15,000,000.

7.                                       Amendments to Article IX of Credit Agreement.  The provisions of Section 9.16 of the Credit Agreement are hereby amended by deleting clause (a) thereof in its entirety and substituting in its stead the following new clause (a):

(a)                                  If for any reason any Lender shall become a Defaulting Lender, then, in addition to the rights and remedies that may be available to the other Credit Parties, the Loan Parties or any other party at law or in equity, and not at limitation thereof, (i) such Defaulting Lender’s right to participate in the administration of, or decision-making rights related to, the Obligations, this Agreement or the other Loan Documents shall be suspended during the pendency of such failure or refusal, and (ii) a Defaulting Lender shall be deemed to have assigned any and all payments due to it from the Loan Parties, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining non-Defaulting Lenders for application to, and reduction of, their proportionate shares of all outstanding Obligations until, as a result of application of such assigned payments the Lenders’ respective Applicable Percentages of all outstanding Obligations shall have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency, and (iii) at the option of the Administrative Agent, any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent as cash collateral for future funding obligations of the Defaulting Lender in respect of any Loan or existing or future participating interest in any Swing Line Loan or Letter of Credit.  The Defaulting Lender’s decision-making and participation rights and rights to payments as set forth in clauses (i), (ii) and (iii) hereinabove shall be restored only upon the payment by the Defaulting Lender of its Applicable Percentage of any Obligations, any participation obligation, or expenses as to which it is delinquent, together with interest thereon at the rate set forth in Section 2.12 hereof from the date when originally due until the date upon which any such amounts are actually paid.

8.                                       Amendments to Article X of Credit Agreement.  The provisions of Article X of the Credit Agreement are hereby amended as follows:

(a)                                  By amending the provisions of Section 10.01 thereof as follows:

(i)                                     By deleting clauses (d) and (l) thereof in their entirety and substituting in their stead the following new clauses (d) and (l), respectively:

(d)                                 [Reserved.];

(l)                                     [Reserved.];

(ii)                                  By adding the phrase “or Deteriorating Lender” immediately following the phrase “Defaulting Lender” where such phrase appears in the last sentence of the penultimate paragraph thereof.

(b)                                 By amending the provisions of Section 10.13 thereof by adding the phrase “or a Deteriorating Lender” immediately following the phrase “Defaulting Lender” in the first sentence thereof.

9.                                       Amendments to Exhibits to Credit Agreement.

(a)                                  Exhibit D to the Credit Agreement is hereby amended by deleting such exhibit in its entirety and restating it in its entirety in the form of Exhibit D attached hereto

(b)                                 Exhibit F to the Credit Agreement is hereby amended by deleting such exhibit in its entirety and restating it in its entirety in the form of Exhibit F attached hereto.

10.                                 Amendments to Schedules to Credit Agreement.  Schedules 5.21(a), 5.21(b), 5.24 and 7.02 to the Credit Agreement are hereby amended by deleting such schedules in their entirety and restating them in their entirety in the form of the corresponding schedule in Annex A attached hereto.

11.                                 General Amendment.  The provisions of the Credit Agreement are hereby amended by deleting each reference to the phrase “BAS” set forth therein (other than in Section 4.01(i)) and substituting in its stead the phrase “MLPFS”.

12.                                 Ratification of Loan Documents.  Except as otherwise expressly provided herein, all terms and conditions of the Credit Agreement and the other Loan Documents remain in full force and effect.  The Loan Parties hereby ratify, confirm, and reaffirm that all representations and warranties of the Loan Parties contained in the Credit Agreement or any other Loan Document are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date.  The Guarantors hereby acknowledge, confirm and agree that the Guaranteed Obligations of the Guarantors under, and as defined in, the Facility Guaranty include, without limitation, all Obligations of the Borrowers at any time and from time to time outstanding under the Credit Agreement and the other Loan Documents, as such Obligations have been amended pursuant to this Third Amendment.  The Loan Parties hereby acknowledge, confirm and agree that the Security Documents and any and all Collateral previously pledged to the Collateral Agent, for the benefit of the Credit Parties, pursuant thereto, shall continue to secure all Secured Obligations (as defined in the Security Agreement) at any time and from time to time outstanding under the Credit Agreement and the other Loan Documents.

13.                                 Conditions to Effectiveness.  This Third Amendment shall not be effective until each of the following conditions precedent has been fulfilled to the reasonable satisfaction of the Administrative Agent:

(a)                                  The Administrative Agent shall have received counterparts of this Third Amendment duly executed and delivered by each of the parties hereto.

(b)                                 The Administrative Agent shall have received (A) reasonably satisfactory opinions of counsel to the Loan Parties (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of this Third Amendment and the documents, instruments and agreements executed in connection herewith), and (B) satisfactory evidence that the Agent (on behalf of the Credit Parties) shall continue to have a valid and perfected first priority (subject to the exceptions set forth in the Credit Agreement) lien and security interest in the Collateral.

(c)                                  All corporate and shareholder action on the part of the Loan Parties necessary for the valid execution, delivery and performance by the Loan Parties of this Third Amendment shall have been duly and effectively taken and evidence thereof reasonably satisfactory to the Administrative Agent shall have been provided to the Administrative Agent.

(d)                                 There shall not have occurred since June 30, 2011 any event or circumstance that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect.

(e)                                  The Administrative Agent shall have received and be reasonably satisfied with detailed financial projections and business assumptions for the Parent and its Subsidiaries on (x) a monthly basis for the twelve month period following the

Third Amendment Effective Date, and (y) on an annual basis, for each fiscal year thereafter through the Maturity Date, including, in each case, a consolidated income statement, a balance sheet, a statement of cash flow and a borrowing base availability analysis.  All of such information shall have been prepared in good faith based upon assumptions believed to be reasonable at the time (it being acknowledged and agreed that, with respect to any projections, actual results may vary from such projections and related information and that such variations may be significant).

(f)                                    All fees required to be paid to the Agents or MLPFS on or before the Third Amendment Effective Date in accordance with the Fee Letter shall have been paid in full, and all fees required to be paid to the Lenders on or before the Third Amendment Effective Date shall have been paid in full.

(g)                                 All outstanding Credit Party Expenses (including, without limitation, in respect of the preparation, negotiation, administration, management, execution and delivery of this Third Amendment and any related documents, instruments and agreements) shall have been paid.

(h)                                 The Administrative Agent shall have received, in form and substance reasonably satisfactory to it, all inventory appraisals, field audits, and such other reports, audits or certifications as it may reasonably request.

(i)                                     After giving effect to (i) all Loans outstanding as of, to be made at, and immediately subsequent to, the Third Amendment Effective Date, and (ii) all Letters of Credit outstanding as of, to be issued at, and immediately subsequent to, the Third Amendment Effective Date, Availability shall be not less than $100,000,000.  The Administrative Agent shall have received a Borrowing Base Certificate dated as of the Third Amendment Effective Date and showing the Borrowing Base as of the close of business as of the last day of the most recent Fiscal Month ending at least fifteen (15) days prior to the Third Amendment Effective Date.

(j)                                     After giving effect to this Third Amendment, no Default or Event of Default shall have occurred and be continuing.

(k)                                  The Administrative Agent shall have received such additional documents, instruments, and agreements as any Agent may have reasonably requested prior to the date hereof in connection with the transactions contemplated hereby.

14.                                 Representations and Warranties.

(a)                                  The execution, delivery and performance by each Loan Party of this Third Amendment and the other Loan Documents executed in connection herewith and the performance of each Loan Party’s obligations hereunder and thereunder have been duly authorized by all necessary corporate or other organizational action, do not and shall not: (i) contravene the terms of any of such Person’s Organization Documents; (ii) conflict with or result in any breach, termination, or contravention of, or constitute a default under, or require any payment to be made under (x) any Material Contract or any Material Indebtedness to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries, or (y) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, except, in each case referred to in this clause (ii), to the extent that any such conflict, breach, termination, contravention, default or payment could not reasonably be expected to have a Material Adverse Effect; (iii) result in or require the creation of any Lien upon any asset of any Loan Party (other than Liens in favor of the Collateral Agent under the Security Documents); or (iv) violate any Law, except to the extent that any such violation could not reasonably be expected to have a Material Adverse Effect.

(b)                                 No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Third Amendment or any other Loan Document to which it is a party.

(c)                                  No Default or Event of Default has occurred and is continuing.

15.                                 Miscellaneous.

(a)                                  This Third Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page to this Third Amendment by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Third Amendment.

(b)                                 This Third Amendment, together with the other Loan Documents, expresses the entire understanding of the parties with respect to the transactions contemplated hereby.  No prior negotiations or discussions shall limit, modify, or otherwise affect the provisions hereof.

(c)                                  Any determination that any provision of this Third Amendment or any application hereof is invalid, illegal or unenforceable in any respect and in any instance shall not effect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality or enforceability of any other provisions of this Third Amendment.

(d)                                 The Loan Parties represent and warrant that they have consulted with independent legal counsel of their selection in connection with this Third Amendment and are not relying on any representations or warranties of the Agents or the Lenders or their counsel in entering into this Third Amendment.

(e)                                  This Third Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have hereunto caused this Third Amendment to be executed and their seals to be hereto affixed as of the date first above written.

TUESDAY MORNING, INC., as Lead Borrower and as a Borrower

By:	/s/ Stephanie Bowman
Name:	Stephanie Bowman
Title:	Executive Vice President, Chief Financial Officer and Secretary

TUESDAY MORNING PARTNERS, LTD., as a Borrower

By:	Days of the Week, Inc., its General Partner

By:	/s/ Stephanie Bowman
Name:	Stephanie Bowman
Title:	Executive Vice President, Chief Financial Officer and Secretary

TUESDAY MORNING CORPORATION, as a Guarantor

By:	/s/ Stephanie Bowman
Name:	Stephanie Bowman
Title:	Executive Vice President, Chief Financial Officer, Secretary and Treasurer

TMI HOLDINGS, INC., as a Guarantor

By:	/s/ Stephanie Bowman
Name:	Stephanie Bowman
Title:	Vice President, Secretary and Treasurer

Signature Page to Third Amendment to Credit Agreement

FRIDAY MORNING, INC., as a Guarantor

By:	/s/ Stephanie Bowman
Name:	Stephanie Bowman
Title:	Executive Vice President, Chief Financial Officer and Secretary

DAYS OF THE WEEK, INC., as a Guarantor

By:	/s/ Stephanie Bowman
Name:	Stephanie Bowman
Title:	Executive Vice President, Chief Financial Officer and Secretary

NIGHTS OF THE WEEK, INC., as a Guarantor

By:	/s/ Stephanie Bowman
Name:	Stephanie Bowman
Title:	Vice President, Secretary and Treasurer

Signature Page to Third Amendment to Credit Agreement

BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent, L/C Issuer and Swingline Lender and as a Lender

By:	/s/ Andrew Cerussi
Name:	Andrew Cerussi
Title:	Senior Vice President

Signature Page to Third Amendment to Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION (as successor by merger to Wells Fargo Retail Finance, LLC), as a Lender

By:	/s/ Emily Abrahamson
Name:	Emily Abrahamson
Title:	Vice President

Signature Page to Third Amendment to Credit Agreement

REGIONS BANK, as a Lender

By:	/s/ Kevin R. Rogers
Name:	Kevin R. Rogers
Title:	Attorney-In-Fact

Signature Page to Third Amendment to Credit Agreement